Exhibit 10.2

Sovereign  /  Santander

October 6, 2011

Lampe, Conway & Company, LLC	Access to Money, Inc.
LC Capital Master Fund, Ltd.	1101 King Highway, Suite G100
Cadence Special Holdings II, LLC	Cherry Hill, NJ 08034
680 Fifth Street, Suite 1202	Attn: Michael Dolan, CFO
New York, NY 10019
Attn: Richard Conway

RE:
Amendment to Intercreditor and Subordination Agreement Dated as of September 3,2010 by and among Access to Money, Inc., Sovereign Bank, Lampe Conway & Company, LLC, LC Capital Master Fund, Ltd., Cadence Special Holding II, LLC (the "Intercreditor Agreement")

Dear Sirs:

Access to Money, Inc. (the "Borrower"), Sovereign Bank (the "Senior Lender"), Lampe, Conway & Company, LLC ("Lampe"), LC Capital Master Fund, Ltd. ("LC Capital") and Cadence Special Holdings II, LLC ("Cadence".  Cadence, Lampe and LC Capital are referred to collectively herein as the "Junior Lenders") are all parties to the above-referenced Intercreditor Agreement.  Capitalized terms used in this letter but not defined herein shall have the meaning given to them in the Intercreditor Agreement.

The Borrower and the Senior Lender are parties to that certain Loan and Security Agreement dated as of September 3, 2010, pursuant to which the Senior Lender loaned $5,500,000.00 to the Borrower.  The Borrower and the Junior Lenders are parties to that certain Amended and Restated Loan and Security Agreement dated September 3, 2010, pursuant to which the Junior Lender, refinanced a term loan facility in the amount of $3,500,000.00.

LC Capital, one of the Junior Lenders, and the Borrower wish to enter into·a Promissory Note and Security Agreement dated as of October 6, 2011 (the "LC Capital Note").  Pursuant to the LC Capital Note, LC Capital intends to make, for its own account, certain secured loans and/or advances to the Borrower in an amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00).  The amounts advanced or loaned under the LC Capital Note will be secured by a senior lien on certain, specified ATM machines and their proceeds (the "LC Capital Collateral") as approved from time to time by the Senior Lender.

Because the Borrower's ability to incur additional indebtedness and to grant additional liens on the Collateral are restricted under terms of the Junior Credit Agreement and the Senior Credit Agreement, we are writing to set forth the terms upon which the Senior Lender and the Creditors will permit the Borrower and LC Capital to enter into the LC Capital Note and to grant the liens on the LC Capital Collateral.

Notwithstanding anything contained in the Intercreditor Agreement to the contrary, the Senior Creditor hereby agrees to permit LC Capital to have a first lien on and security interest in the LC Capital Collateral.  The amount of this priority interest in proceeds is limited to the lesser of (x) the actual amount advanced under the LC Capital Note or (y) Seven Hundred Fifty Thousand Dollars ($750,000.00), plus any accrued interest, including interest which would otherwise accrue were it not for the occurrence of an Insolvency or Liquidation Proceeding.  Despite the fact that the Senior Lender is subordinating its interest in the LC Capital Collateral, the Senior Lender shall control all aspects of the liquidation of the Collateral, including the LC Capital Collateral, but the Senior Lender agrees that it will not liquidate the LC Capital Collateral without LC Capital's consent, which consent will not be unreasonably withheld.  Further, LC Capital shall not take any action with respect to the LC Capital Collateral without the prior written consent of the Senior Lender.  With respect to the Junior Lenders, they hereby agree to the Senior Lender's grant of a priority interest in the proceeds of the LC Capital Collateral.  The Junior Lenders hereby acknowledge, agree and ratify that the Junior Obligations remain subordinated in right of payment to the Senior Obligations.

LC Capital hereby acknowledges and agrees that it is receiving a senior lien position in the LC Capital Collateral, but is agreeing that the liquidation of the Collateral, which includes the LC Capital Collateral, shall be controlled and prosecuted in all respects by the Senior Lender, subject to the terms and conditions of Section 3 of the Intercreditor Agreement and, with respect to the LC Collateral only, LC Capital's consent.  Notwithstanding the foregoing, LC Capital hereby expressly agrees that it will not take any action with respect to the Collateral other than as a Junior Lender pursuant to the terms of the Intercreditor Agreement.  For the purposes of this Letter Agreement, in the event that the Senior Lender liquidates the LC Capital Collateral, the proceeds of the LC Collateral shall be distributed as follows: first, to the reimbursement of the reasonable expenses of the Senior Lender in liquidating the LC Capital Collateral; second, to LC Capital to the extent of the principal amount of its claim, but in no event more than the amounts set forth above; third, to LC Capital on account of accrued and unpaid interest on its claim; fourth, to the Senior Lender on account of the Senior Obligations; fifth, to the Agent on account of the Junior Obligations; and sixth, any remaining amounts shall be paid in accordance with the terms of the Intercreditor Agreement.

In all other respects, and to the extent of any conflict between this Letter Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall control.  Please signify your acceptance of the terms of this Agreement by signing the Agreement and acknowledgment in the spaces provided below.

Very truly yours,

SOVEREIGN BANK, as Senior Lender

By:	/s/ Daniel Vereb
Daniel Vereb
Senior Vice President

The foregoing amendment to the Intercreditor Agreement is hereby acknowledged and agreed this 6th day of October, 2011.

Borrower:

ACCESS TO MONEY, INC.

By:	/s/ Michael J. Dolan
Name/Title:	Chief Financial Officer

Junior Lenders:

LAMPE, CONWAY & COMPANY, LLC,		LC CAPITAL MASTER FUND, LTD.
Agent and Collateral Agent

By:	/s/ Richard F. Conway	By:	/s/ Richard F. Conway
Name/Title:	Richard F. Conway	Name/Title:	Richard F. Conway
	Managing Manager		Director

CADENCE SPECIAL HOLDING II, LLC

By:	/s/ Philip R. Broenniman
Name/Title:	Philip R. Broenniman
Authorized Signatory